As filed with the Securities and Exchange Commission on April 11 , 2003.

Securities and Exchange Commission
Washington, D.C. 20549
__________________

 Amendment No. 6 to
Form SB-2
Registration Statement Under the Securities Act of 1933

Sterling Group Ventures, Inc.
(Name of small business issuer in its charter)

Nevada	1040	72-1535634
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

Sterling Group Ventures, Inc. 12880 Railway Avenue, Unit 35 Richmond, B.C., Canada V7E 6G4 (604) 644-5139 fax: (604) 275-6519	Brian McDonald, Esq. 5781 Cranley Drive West Vancouver, B.C. Canada V7W 1T1 (604) 925-3099 fax: (604) 925-9613
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Approximate Dare Of Commencement Of Proposed Sale To The Public:
        As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock: Shares	2,000,000	$0.05	$100,000	$8.10

[1]   Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a) may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities And Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus

Sterling Group Ventures, Inc.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Prior to this offering, there has been no public market for the common stock.

We are offering a minimum of 1,000,000 shares and a maximum of 2,000,000 shares of common stock on a best efforts basis. The offering price is $0.05 per share. The minimum number of shares that we have to sell is 1,000,000 shares. All subscriptions will be held in an escrow account at the Hong Kong Bank of Canada located at 7500 – 120th Street, Surrey, British Columbia until such time as the minimum subscription has been sold. Thereafter, all funds received to that date and any subsequent subscriptions received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer We have no intention of inviting broker-dealer participation in this offering. We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Investing in the common stock involves certain risks. See "Risk Factors" starting at page 5.

Price Per Share	Aggregate Offering Price Min Max	Net Proceeds to Sterling Min Max
Common Stock $ 0.05	$50,000 $100,000	$35,000 $85,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2003.

*	Incorporated by reference to SB-2A Registration Statement filed on December 19, 2002
**	Incorporated by reference to SB-2A Registration Statement filed on September 30, 2002

Summary of Prospectus

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus, and particularly the Risk Factors section starting on page 5, review our financial statements and review all other information that is incorporated by reference in this prospectus.

Summary Information about Our Company

We incorporated in the State of Nevada as a profit company on September 13, 2001 and established a fiscal year end of May 31. We are a start-up, exploration stage company engaged in the search for gold and related minerals. Our sole asset is an Option To Purchase And Royalty Agreement (such option being amended under the Amendment To The Option To Purchase And Royalty Agreement on August 31, 2002) to acquire, through a three phase exploration program, the Bell 1-4 Mineral Claims in north-central British Columbia, Canada. We have no property other than an option to acquire the Bell 1-4 Mineral Claims. To the date of this prospectus, we have spent approximately $322 on research and development.

As of November 30, 2002, Sterling had raised $34,000 through the sale of common stock and expended $20,416 in initial start-up expenses. To the date of this Prospectus we have not yet generated or realized any revenues from our business operations. The following financial information summarizes the more complete historical financial information as indicated on the audited financial statements of Sterling Group Ventures, Inc. as filed with this prospectus.

Balance Sheet	As of November 30, 2002
Total Assets	$17,887
Total Liabilities	$303
Stockholder’s Equity	$17,584

Operating Data	Six months ended November 30, 2002
Revenue	$0
Total Expenses	$12,359
Net Loss	$(12,359)
Net Loss Per Share	$(0.00)

Operating Data	September 13, 2001 (inception) through November 30, 2002
Revenue	$0
Total Expenses	$20,416
Net Loss	$(20,416)
Net Loss Per Share	$(0.00)

See the "Business" section for a more detailed description of our business operations.

Our administrative office is located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia, Canada V7E 6G4, telephone (604) 644-5139 and our registered statutory office is located at 2267 Aria Drive, Henderson, Nevada 89052. Our fiscal year end is May 31.

The Offering

The following is a brief summary of this offering. Please see the "Plan of Distribution; Terms of the Offering" in this prospectus for a more detailed description of the terms of the offering.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer We have no intention of inviting broker-dealer participation in this offering. We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Securities Being Offered:	Minimum of 1,000,000 shares and up to 2,000,000 shares of common stock, par value $0.001.
Offering Price per Share:	$0.05
Offering Period:	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net Proceeds to Sterling:	Approximately $35,000 minimum and up to $85,000 maximum. See "Use of Proceeds."
Use of Proceeds:	We will use the proceeds to pay for offering expenses, exploration and working capital. See "Use of Proceeds."
Number of Shares Outstanding Before the Offering:	10,300,000. See "Description of Securities."
Number of Shares Outstanding After the Offering:	11,300,000 shares minimum and 12,300,000 shares maximum. See "Description of Securities."

Risk Factors

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding our company contained in this Prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors are some of the potential and substantial risks which could be involved if you decide to purchase shares in this Offering.

Risks Associated With Our Company

1.        Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, it is likely we will not be able to achieve our objectives and will have to cease operations and liquidate our company.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $35,000 (net) from our offering, we may have to suspend or cease operations within twelve months and liquidate our company.

2.        We lack an operating history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease operations.

We were incorporated on September 13, 2001 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $20,416. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to find a profitable mineral property;
*	our ability to generate revenues; and
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of the Bell Claims. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

3.        We have no known ore reserves and we cannot guarantee we will find any gold or silver or if we find gold or silver that it will be in economic quantities. If we fail to find any gold or silver or if we are unable to find gold or silver in economic quantities, we will have to cease operations and liquidate our company.

We have no known ore reserves. Even if we find gold or silver we cannot guarantee that any gold or silver will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold or silver in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold or silver is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold or silver deposits in economically recoverable quantities will cause us to cease operations and liquidate our company.

5.        Even if this offering is fully subscribed, we will need additional financing to fully implement our three-phase exploration plan and if we fail to obtain additional funding we will not be able to continue our operations and will cease or suspend operations.

If this offering is fully subscribed Sterling will receive $85,000 for its exploration program. Because the anticipated cost of the three-phase exploration program is $160,000, we will have to raise additional financing to complete our exploration of the Bell Claims. Even if the first phase of our exploration program is successful there is no guarantee that we will be able to raise any additional capital in order to finance the second or third phases.

6.        Weather interruptions may affect our ability to execute our proposed exploration program. If we are unable to execute our proposed exploration program will have to cease operations.

The mining claims we intend to explore are located in a mountainous region of north-central British Columbia and are accessed by a gravel road. For seven to eight months of the year this road is impassable due to heavy snow and rainfall. Even during the drier summer months, heavy rains and even snow at higher altitudes may make it impossible for us to access the property and conduct our intended exploration activities. Failure to conduct our exploration activities in a timely manner may affect our ability to raise funds necessary to continue our business operations.

7.        Title to the Bell Mining Claims is Registered in the Name of Another Person. Failure of Sterling to obtain good title to the Claims will result in Sterling having to cease operations and liquidate our company.

Title to the mining claims we intend to explore is not held in our name. Title to the property is recorded in the name of Angel Jade Mines Ltd., a privately held British Columbia company which holds title to the claims on behalf of Mayan Minerals Ltd, also a private British Columbia company, each at arm’s length to Sterling. Brian C. Doutaz, one of our directors, is acting as trustee for us under the Option To Purchase And Royalty Agreement, and Amendment thereof (the "Agreement"). In the event Angel Jade were to grant another person a deed of ownership which was subsequently registered prior to our deed, the third party would obtain good title and we would have nothing. Similarly, if Mayan were to grant an option to another party, that party would be able to enter the property, carry out certain work commitments and earn right and title to the property and we would have little recourse as we would be harmed, will not own any property and would have to cease operations and liquidate our company.

8.        Currently Sterling has no right to the Bell Claims. In order to exercise its rights under the Option to Purchase and Royalty Agreement, Sterling must make annual payments, royalty payments and incur certain exploration costs. Failure by Sterling to make the annual payments, royalty payments or to incur the exploration expenditures will result in forfeiture of Sterling’s right to purchase the Bell Claims and will result in Sterling having to cease operations and liquidate our company.

Under the terms of the Option to Purchase and Royalty Agreement and Amendment thereof, Sterling has the right to acquire the title to the Bell Claims upon the payment of $60,000 ($100,000 in Canadian funds) by January 4, 2004, incurring exploration expenses on the Claims of a minimum of $25,000 (CA $41,000) by August 31, 2003, incurring additional exploration expenses in the amount of $60,000 (CA $100,000) by August 31, 2004, and making annual royalty payments in the amount of $100,000 in Canadian funds commencing January 1, 2005. Failure by Sterling to make any of the payments or failure to incur the required exploration expenses will result in the loss of the option to purchase the Bell Claims. Should Sterling lose the option to purchase the Bell Claims, Sterling will have to cease operations and liquidate our company.

9.        If we decide not to complete all three phases of our exploration program or should we decide that further exploration is not feasible we will have to cease operations and will cease or suspend operations and liquidate our company.

Sterling’s exploration plan consists of three phases. Commencement of each phase is dependent on the successful completion of the previous phase and sufficient funding for the next phase. Should Sterling for any reason decide not to proceed with any of the three exploration phases, Sterling will have to cease or suspend operations and liquidate our company.

10.        Management will only devote only a limited amount of time to Sterling’s business. Failure of Sterling’s management to devote a sufficient amount of time to our business operations will adversely affect the success of our business.

Because Mr. Doutaz, our President and CEO, will only be devoting 15% of his time to our operations, and Mr. Hutchinson will only be devoting 5% of his time to our operations, our business may suffer. As a result, exploration of our property may be periodically interrupted or suspended. Interruptions to or suspension of our exploration program will cause us to cease operations.

Risks Associated With This Offering:

1.        After the offering, existing shareholders will still be able to elect all of our directors and control our operations. Investors may find that the decisions of our directors are inconsistent with the best interest of other shareholders.

Even if we sell all 2,000,000 shares of common stock in this offering, our current shareholders will still own 10,300,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, current shareholders will be able to elect all of our directors and control our operations.

2.        Because Sterling’s existing shareholders are risking a small amount of capital, while you on the other hand are risking up to $100,000, if our business fails you will absorb most of our loss.

Our existing shareholders will receive a substantial benefit from your investment. You, on the other hand, will be providing almost all of the capital necessary for our exploration program. As a result, if we cease operations for any reason, you will lose your investment while our existing shareholders will only lose $34,000.

3.        Because there is no public trading market for our common stock, you may not be able to resell you stock. Even if a market does develop there is no guarantee that you will be able to sell your stock for the same amount you originally paid for it.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

Cautionary Statement Regarding Forward-Looking Statements

Some discussions in this prospectus may contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Such factors include, those discussed in "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this prospectus. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.

Use of Proceeds

Our offering is being made on a best efforts – 1,000,000 share minimum and 2,000,000 share maximum basis. The net proceeds to us from the sale of up to 2,000,000 shares offered at a public offering price of $0.05 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $15,000 for legal, accounting, printing and other costs in connection with this offering.

We have set a minimum of 1,000,000 shares to be sold . Because we are operating under a phased-in work program and a decision will be made at the end of each phase as to whether we will carry on to the work required in the next phase, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the Claims. It is possible that we could cease further exploration after the expenditure of $25,000 with the completion of Phase I and unfavourable results.

If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations and liquidate our company.

It is possible that we may fail to raise even enough money to fund our offering expenses. In that event we will have to cease operations and liquidate our company.

The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth.

Percent of total shares offered	50% (Min)	75%	100% (Max)

Shares Sold	1,000,000	1,500,000	2,000,000

	$	$	$
Gross Proceeds from offering	50,000	75,000	100,000
Less Offering expenses	15,000	15,000	15,000

Net Offering proceeds	35,000	60,000	85,000

Use of Net Proceeds
Phase One Exploration
Wages & Fees	6,000	6,000	6,000
Grid Materials	300	300	300
Geological &	200	200	200
Geochemical Supply
Assaying	600	600	600
EM Survey	1,200	1,200	1,200
Camp Equipment,	1,200	1,200	1,200
Operation
Helicopter	6,000	6,000	6,000
Diamond Drilling	6,500	6,500	6,500
Contingencies	3,000	3,000	3,000
Sub-total – Phase I	25,000	25,000	25,000
Expenses

Working Capital
Regulatory Costs	1,000	2,000	4,000
(EDGAR & related)
Legal	2,000	4,000	8,000
Accounting	2,000	4,000	8,000
Additional Capital Costs	3,000	10,000	10,000
for Funding Phase II
Other – Office &	2,000	4,000	8,000
Miscellaneous
Reserve for Phase II	0	7,000	22,000
(Unallocated)
From Working Capital	0	0	0

Sub-total for Working	10,000	35,000	60,000

Capital

Total Use of Proceeds	35,000	60,000	85,000

The net proceeds from this offering may be as much as $85,000, assuming all shares are sold, which we can't guarantee, after deducting $15,000 for estimated offering expenses including legal and accounting fees. We will use the proceeds for exploration and working capital. Working capital includes future general operating expenses and costs such as accounting and filing costs associated with keeping Sterling in good standing with the appropriate regulatory authorities as well as costs associated with raising additional capital for Phases II and III, if warranted. We expect to spend between $25,000, based on completing only the first phase of a three phase exploration program, and $160,000 to fully complete our initial three phase exploration activities. Our exploration expenditures could vary from $25,000 to $160,000 depending upon what we encounter in the exploration process and how far we progress on the scheduled three phase exploration program which is based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflection of local costs for the specified type of work.

The estimates for each phase are based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and are reflections of local costs for the specified type of work. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

Our current plans, predicated on raising at least $35,000 (net proceeds), accomplished by the sale of 50% of the offering as noted in the preceding table, call for the completion of Phase I at a cost of $25,000 based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflection of local costs for the specified type of work. Initially, these plans call for the completion only of Phase I of the recommended three phase work program. If Phase I is not successful, we will terminate the Option on the Claims, cease operations and liquidate our company. If Phase I is successful we would then proceed to Phase II at an estimated cost of $60,000, also based on the recommendations of Mr. Heard’s Report, which costs are again a reflection of local costs for the type of work program planned. We will proceed to Phase II only if we are also successful in being able to secure the capital funding required to complete Phase II specifically. Similarly, if Phase II is not successful, we will terminate the Option on the Claims and cease operations. Similarly, if Phase II is successful it is our intention to proceed to Phase III at an estimated cost of $75,000, also based on the recommendations of Mr. Heard’s Report which are, again, a reflection of local costs for the type of work program planned, but only if we are again successful in being able to secure the capital funding required to fund the last phase. Therefore, we may spend as much as $160,000 (CA $266,000) provided that results at the completion of each of Phases I, II and II are favourable, decisions are made to proceed to the next phase and financing is available to complete all three phases of the work program. We are expecting to expend $25,000 ($CA $41,000) on Phase I, if and only if, we are able to raise at least $35,000 (net).

The use of net proceeds table above describes the expenses that will be incurred in association with Phase 1 of the projected exploration program. Phases 2 and 3 of the exploration program will not be implemented until the success of Phase 1 has been evaluated to determine whether further exploration work is warranted. For this reason we will retain as working capital any sums not utilized in Phase 1 until further financing is obtained for Phases 2 and 3 assuming further exploration work is warranted.

Phase 1 of our exploration program will cost $25,000 based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflections of local costs for the specified type of work. If justified we may then continue on to Phase 2 at a cost of $60,000, also based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflection of local costs for the specified type of work. If the results of Phase 2 warrant further work, Phase 3 may be implemented at a cost of $75,000 based on the same Report and is a reflection of local costs for the specified type of work. If economically viable mineralization is found, of which there is no assurance, we anticipate that overall development costs could range between $5,000,000 and $15,000,000, depending upon the type of mineralization, the rate of return, the production rate and the type of mining and ore processing that would be utilized.

Although we have a wide ranging projected exploration program, we do not know how much money will ultimately be needed for exploration. We believe that the required exploration work for the projected initial three phase program may cost up to $160,000, based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard, provided that results are favourable, decisions are made and financing is available to complete all three phases of the work program and is a reflection of local costs for the specified type of work, which may take up to three years (three working seasons) to complete. Further work must then be carried out to determine the extent of the gold and silver bearing ores (if any) and whether they might be economically viable to mine over the long term. Therefore, costs of exploration are not limited to the initially described three phase exploration program.

Assuming minerals are found that would indicate long term development of the Claims was warranted, we are a junior resource company without the necessary financial resources or contacts to be able to bring the Claims through its development stage, let alone complete environmental impact studies that would be required by various authorities both provincially and federally. We would then be required to locate working partnerships with other mineral exploration companies and have them contribute financially to the exploration and development plans. In the long term, we could look to sell the Claims to a major resource development company with the intention of keeping a small carried interest in the Claims or we could sell our interest in the Claims for cash and shares.

Working capital includes the cost of our office operations including telephone, printing, faxing, the use of secretarial services and administrative expenses such as office supplies, postage and delivery charges. It also includes future general operating expenses and costs such as accounting and filing costs associated with keeping Sterling in good standing with the appropriate regulatory authorities as well as costs associated with raising additional capital for Phases II and III, if warranted. We do not pay rent as Mr. Doutaz provides office space at no cost to us.

Our offering expenses are comprised of an SEC filing fee, legal and accounting expenses, printing and transfer agent fees and any necessary state registration fees. The officers and directors will not receive any compensation for their efforts in selling our shares.

Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is completed, funds will be applied according to the priorities outlined above. For example, if only the minimum of $35,000 (net) is received, the entire amount will be applied toward the exploration program, legal and accounting fees for this offering as well as quarterly and annual reports required under the Securities Exchange Act of 1934. In addition, most of our existing working capital will be utilized.

Determination of Offering Price

The price of the shares we are offering was arbitrarily determined in order for us to raise up to $100,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack operating history;
*	the proceeds to be raised by the offering;
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and;
*	our relative cash requirements. See "Plan of Distribution".

Capitalization

In September, 2001, we issued 1,500,000 shares of common stock to Brian C. Doutaz, our president, chief executive officer (principal executive officer) and director in consideration of services rendered in the raising of seed capital, negotiating an agreement and to organize Sterling; also in September, 2001 we issued a further 3,500,000 shares of common stock to Brian C. Doutaz for cash consideration of $3,500; in each case pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

In October, 2001, we issued 2,500,000 shares of common stock to 5 arms-length individuals on a private placement basis pursuant to the exemption from registration contained in Section 504D of the Securities Act of 1933; none of the individuals owns 5% or greater of the issued and outstanding stock.

In November, 2001, we issued 2,800,000 shares of common stock to 6 arms-length individuals on a private placement basis pursuant to the exemption from registration contained in Section 504D of the Securities Act of 1933; none of the individuals owns 5% or greater of the issued and outstanding stock.

The following table sets forth our capitalization at November 30, 2002.

This table should be read in conjunction with the section entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations", our Financial Statements and Notes; and other financial and operating data included elsewhere in this prospectus.

November 30, 2002
Stockholder’s Equity:
Common Stock:
500,000,000 shares authorized, par value $ 0.001
10,300,000 issued and outstanding	$10,300
Additional Paid-in Capital	$26,000
Value of rent and services contributed by an affiliate	$1,700
Deficit accumulated during the development stage	$(20,416)
TOTAL STOCKHOLDERS' EQUITY (deficit)	$17,584

Dilution of the Price You Pay For Your Shares

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. See "Principal Stockholders."

Our net book value prior to the offering, based on the most recent financial statements dated November 30, 2002 was $7,584 or approximately $0.0007 per common share. Prior to selling any shares in this offering, we had 10,300,000 shares of common stock outstanding, 5,000,000 shares ($0.001 per share) of which were purchased by the founding shareholder for $3,500 in cash and $1,500 in services rendered pertaining to the organization of Sterling and the raising of initial seed capital, 2,500,000 shares of which were purchased by five arms length individuals for $2,500 in cash ($0.001 per share) and 2,800,000 shares which were purchased by six arms length individuals for $25,000 in cash ($0.01 per share).

We are now offering a minimum of 1,000,000 shares and a maximum of 2,000,000 shares at a price of $0.05 per share. If all shares being offered are sold, we will have 12,300,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to the receipt of the net proceeds from the offering on all shares sold but does not take into consideration any other changes in our net tangible book value, will be $92,584 or approximately $0.0092 per share. This would result in dilution to investors in this offering of $0.0425 per share, or approximately 85% from the public offering price of $0.05 per share. Net tangible book value per share would increase $0.0068 per share for our current shareholders.

The following table sets forth the estimated net tangible book value (the “NTBV”) per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:

Dilution Table

     * It is possible that we may not sell any of the shares, in which case the proceeds to Sterling will be $0.00.

Comparative Data

The following table sets forth with respect to existing shareholders and new investors, a comparison of the number of shares of common stock acquired from Sterling, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Founding shareholder If 50% sold If 100% sold	5,000,000 5,000,000	44.2% 40.7%	$3,500 $3,500	4.1% 2.6%	$0.001 $0.001
Existing shareholders If 50% sold If 100% sold	5,300,000 5,300,000	46.9% 43.1%	$30,500 $30,500	36.3% 22.8%	$0.01 $0.01
New shareholders If 50% sold If 100% sold	1,000,000 2,000,000	8.8% 16.2%	$50,000 $100,000	59.5% 74.6%	$0.05 $0.05
Total If 50% sold If 100% sold	11,300,000 12,300,000	100% 100%	$84,000 $134,000	100% 100%	$0.0074 $0.0109

Upon completion of this offering the net tangible book value of the 12,300,000 shares to be outstanding, assuming all shares are sold, will be $92,584, or approximately $0.0075. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0068 per share without any additional investment on their part. You will incur an immediate dilution from $0.05 per share to $0.0075 per Share.

After completion of this offering new shareholders will own approximately 16.26% of the total number of shares then outstanding, shares for which you will have made a cash investment of $100,000, or $0.05 per Share. Our existing stockholders will own approximately 83.74% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $34,000, or approximately $0.0033 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders	If 50% of offer sold	If 75% of offer sold	If 100% of offer sold

Price per Share	$0.0033	$0.0033	$0.0033
NTBV before Offering	$7,584	$7,584	$7,584
NTBV after Offering	$42,584	$67,584	$92,584
Increase to present Stockholders in NTBV per Share after	$0.0030	$0.0050	$0.0068
Offering
Capital contributions	$84,000	$109,000	$134,000
Number of Shares Outstanding before the Offering	10,300,000	10,300,000	10,300,000
Number of Shares after Offering held by Existing	10,300,000	10,300,000	10,300,000
Stockholders
Percentage of ownership after Offering	91.15%	87.29%	83.74%

Purchasers of Shares in This Offering
Price per Share	$0.05	$0.05	$0.05
Dilution per Share	$0.0462	$0.0443	$0.0425
Capital contributions	$50,000	$75,000	$100,000
Number of Shares after Offering held by Public Investors	1,000,000	1,500,000	2,000,000
Percentage of ownership after Offering	8.85%	12.71%	16.26%
Dollar dilution to new investors	$46,200	$66,450	$85,000

Plan of Distribution, Terms of the Offering

The Offering Will Be Sold By Our Officers

We are offering up to a total of 2,000,000 shares of common stock on a best efforts basis, 1,000,000 shares minimum and 2,000,000 shares maximum. The offering price is $0.05 per share. An escrow account will be maintained at the Hong Kong Bank of Canada located at 7500 – 120th Street, Surrey, British Columbia for all subscriptions received until the minimum subscription level 0f 1,000,000 shares is reached. If we fail to sell the minimum number of shares all subscriptions will be promptly refunded to investors. Once the minimum subscription level has been reached, all money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

We have set a minimum sales amount based on an arbitrary management decision. Because we are operating under a phased-in work program and a decision will be made at the end of each phase as to whether we may carry on to the work required in the next phase, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the Claims. It is possible that we could cease further exploration after the expenditure of $25,000 with the completion of Phase I and unfavourable results. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations and liquidate our company. It is possible that we will fail to raise even enough money to fund our offering expenses. In that event we will have to cease operations and liquidate our company.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1.	None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
2.	None of such persons is compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
3.	None of such persons is, at the time of his participation, an associated person of a broker-dealer; and
4.	All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

We have no intention of inviting broker-dealer participation in this offering.

We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement; and
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "Sterling Group Ventures, Inc."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Business

General

We were incorporated in the State of Nevada on September 13, 2001 and established a fiscal year end of May 31. We are a start-up, exploration stage company engaged in the search for gold and related minerals. Our statutory registered agent's office is located at 251 Jeanell Drive, No. 3, Carson City, Nevada 89703 and our business office is located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia, Canada V7E 6G4. Our telephone number is (604) 644-5139. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We have no property other than an option to acquire the Bell 1 to 4 Mineral Claims and to the date of this prospectus have spent approximately $322.00 on research and development.

Background

On May 17, 2002, Brian C. Doutaz, our President and a member of the board of directors, acting as Trustee on our behalf, optioned one mineral property containing four mining claims in British Columbia, Canada by entering into an Option To Purchase And Royalty Agreement and Amendment thereof dated August 31, 2002 with Mayan Minerals Ltd. the beneficial owner of the Claims, title of which is held by Angel Jade Mines Ltd., each being private arms-length British Columbia companies, to acquire the Claims by making certain expenditures and carrying out certain exploration work on the Claims through a third party. In British Columbia, a “two-post” mining claim (where two opposite corners of the boundaries of the claim are physically marked with a survey type post marked for reference as opposed to simply having an initial single post) is a square plot of land 500 meters by 500 meters. The Bell Claims consist of four single mining claims which in total measure 1,000 meters (3,280.8 feet) by 1,000 meters and cover an area of approximately 250 acres). A Trust Agreement and Amendment thereof between Sterling and Mr. Doutaz was established to avoid having to pay additional fees and establish a subsidiary at this early stage of our corporate development.

Under the terms of the Agreement and the Amendment thereof, Mayan granted to Sterling the sole and exclusive right and option to acquire an undivided 100 percent of the right, title and interest of Mayan in the Bell 1-4 Mineral Claims, subject to Mayan receiving annual payments and a royalty, in accordance with the terms of the Agreement, as follows:

1.	Sterling must pay Mayan $60,000 (CA $100,000) by January 1, 2004;
2.	Sterling must incur exploration expenditures on the Claims of a minimum of $25,000 (CA $41,000) by August 31, 2003;
3.	Sterling must incur exploration expenditures on the Claims of a further $60,000 (CA $100,000) (for aggregate minimum exploration expenses of $85,000 (CA $141,000)) by August 31, 2004; and
4.	Upon exercise of the Option, Sterling is required to pay to Mayan, commencing January 1, 2005, the sum of $60,000 (CA $100,000) per annum.

If the results of Phase I are unsuccessful, we will terminate the Option To Purchase And Royalty Agreement and will not be obligated to make the above or any subsequent payments. Similarly, if the results of Phase II are unsuccessful, we will terminate the Option To Purchase And Royalty Agreement and will not be obligated to make any subsequent payments.

The claims are held under a Trust Agreement and Amendment thereof by Mr. Doutaz on behalf of Sterling. The terms of the Agreement are as follows:

1.	the Trustee is willing and legally capable of acting as a trustee for Sterling to hold the mineral claims on behalf of Sterling until such time as the initial three phase exploration program is completed and Sterling is properly able to evaluate the merits of owning the claims in its own name or that of a subsidiary;
2.	the Agreement will terminate on:
	(a)	January 01, 2006, unless on or before that date, Sterling terminates in writing the Option To Purchase And Royalty Agreement
	(b)	the date on which Sterling incorporates a British Columbia subsidiary to hold Sterling’s interest in the Claims and transfers such interest to the subsidiary.

To date we have not performed any work on the Claims. To date we have spent $332.00 on research and development activities such sum being paid for the printing and minor re-drafting of the Geological Report On The Bell 1-4 Mineral Claims which was originally written for another company. The report was then presented to Mr. Doutaz for review without any contractual obligations. It is our intention to engage the services of Mr. R. T. Heard, P. Eng. to perform the required Phase I work on the Claims but no agreement has been entered into at this time.

Mr. Heard is a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of British Columbia. He is a graduate of Haileybury School of Mines, (1958) and of the Montana College of Mineral Science and Technology, Butte, Montana. He holds a B. Sc. in Geological Engineering, (1971) and has practiced his profession as an Exploration Geologist for more than 40 years and as a Professional Engineer for the past 28 years.

The Claims were originally staked in 1986 for Angel Jade. Angel Jade holds the mining rights to the Claims which thereby gives them or their designated agent, the rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward. In the event Angel Jade were to grant another deed which is subsequently registered prior to our deed, the third party would obtain good title and we would have nothing.

Mayan has granted an option to Sterling to allow Sterling to explore, mine and recover any minerals on the Claims. As with the preceding, if Mayan were to grant an option to another party, that party would be able to enter the Claims, carry out certain work commitments and earn right and title to the Claims; we would have little recourse as we would be harmed, will not own any Claims and would have to cease operations. However, in either event, Mayan would be liable to us for monetary damages for breach of the Agreement. The extent of that liability would be for our out of pocket costs for expenditures on the Claims, if any, in addition to any lost opportunity costs if the Claims proved to be of value in the future.

Under British Columbia law, if the ownership of the Claims were to be passed to us and the deed of ownership were to be recorded in our name, we would have to pay a minimum of $500 and file other documents since we are a foreign company in Canada. We would also be required to form a British Columbia company that contains a board of directors, a majority of which would have to be British Columbia residents and obtain audited financial statements for that company. We have decided that if gold and silver is discovered on the Claims and it appears that it might be economical to remove the gold and silver, we will record the deed of ownership, pay the additional tax and file as a foreign Company or establish a corporate subsidiary in British Columbia. The decision to record or not record is solely within our province.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the

Canadian Constitution in the province where the minerals are located. In the case of our Claims, that is the province of British Columbia.

In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. The legislation ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as fee simple owner of crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Claims we have under option is one such acquisition. Accordingly, fee simple title to our Claims resides with the Crown. Our optioned claims are mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The Claims are unencumbered and there are no competitive conditions which affect the Claims. Further, there is no insurance covering the Claims and we believe that no insurance is necessary since the Claims are unimproved and contains no buildings or improvements.

The names, tenure numbers, date of recording and expiration date of the Claims is as follows:

Claim Name	Tenure Number	Recording Date	Expiry Date
Bell 1	362113	April 24, 1998	April 24, 2004
Bell 2	362114	April 24, 1998	April 24, 2004
Bell 3	362115	April 24, 1998	April 24, 2004
Bell 4	362116	April 24, 1998	April 24, 2004

Our optioned Claims consist of the above-described four claims which total approximately 250 acres. The Claims were selected for acquisition due to its cost, previously recorded exploration work, and because the Claims are not located in an environmentally sensitive region.

Information regarding the Claims can be determined by reviewing the British Columbia government website located at http://www.gov.bc.ca/em . This website contains a detailed description of the rock formation and mineralization of all staked lands in British Columbia. The information can be viewed by clicking on “The Map Place”, then, after downloading “Autodesk Mapguide”, by clicking on “Available Maps” and then “Mineral Titles Map”. You can then enter in one of our four claim tenure numbers in the “Zoom GoTo” search window to view the area of our Claims. For title information you can go back to the “Mineral Titles Map” in the lower window, under the heading “Contents”, then “Database Searches”, click on “Tenure Number” and enter one of the four claim tenure numbers as indicated above to view the Mineral Titles Tenure Detail. This website database contains a detailed description of the rock formation, mineralization and ownership of all staked lands in British Columbia.

To keep the Claims in good standing, such that they do not expire on the dates indicated in the paragraph above, we must begin exploration on or before April 24, 2004 or pay $150 per claim to prevent the Claims from reverting to the Crown.

It is our intention to incorporate a Canadian subsidiary company and record the deed of ownership in the name of our subsidiary if gold and silver are discovered on the Claims and it appears that it would be economically viable to commercially mine the Claims.

Sterling is an exploration stage company. There is no assurance that a commercially viable mineral deposits exists on the Claims that we have under option. Further exploration will be required before a final evaluation as to the economic and legal feasibility of the Claims is determined.

Physiography

The Claims are located approximately 25 miles south west of Telkwa, B.C., at 54º 37' north latitude and 127º 40' west longitude, one-half mile north of Milk Creek, at an approximate median elevation of six thousand feet.

Access can be obtained by four-wheel drive vehicle from Telkwa along the B.C. Hydro power line access road that extends through Telkwa Pass. The centre of the Claims lies approximately one mile west of the 25-mile point from Telkwa. Access can also be gained by helicopter from Smithers, B.C., approximately 30 miles.

The existing roads leading to our Claims are rough-graded dirt. During rainy weather the roads are sometimes inaccessible or washed out. During the winter months there is too much snow cover to be able to access the Claims.

Location of Property

YUKON
ALASKA
N
BRITISH
COLUMBIA
PROPERTY
Fort St.John
Dawson Creek
ALBERTA
Stewart
Terrace
Smithers
Prince Rupert
Kitimat
Prince George
QUEEN
CHARLOTTE
ISLANDS
Williams Lake
PACIFIC
OCEAN
Revelstoke
Kamloops
Kelowna
VANCOUVER
ISLAND
VANCOUVER
Hope
Princeton
VICTORIA
UNITED STATES
Kilometres
0 50
PROFESSIONAL
ENGINEER
STERLING GROUP VENTURES, INC.
BELL 1 - 4 MINERAL CLAIMS
Omineca Mining Division, British Columbia
LOCATION MAP
DATE: May, 2002
SCALE: As Shown
FIGURE NO. 1

Geology

A mapping program managed by the B.C. Department of Mines indicates that the ages of the rock formations are such that at the junctions of the various formations there are faults which are conducive to and likely provided the plumbing which allowed for the placement of the mineral bearing vein structures generally associated with gold and silver values generally found in the area.

The main faulted area, which virtually cuts the project area is half, has been traced north – south for 50 miles. This fault was probably the heat source for the mineralizing fluids. The gold and silver values generally found in the area often occur in association with a sulphide mix of galena, sphalerite, chalcopyrite, pyrite and pyrrhotite – all characteristics of viable gold bearing structures.

History

Over the years various samples that have been assayed have been taken from the area of the Claims. The majority of the samples, although published by the British Columbia department of mines for information and review purposes are not available for the purposes of this prospectus.

During examinations of the Claims in 1993 and 1997, Mr. Heard, the author of the report on the Claims, sampled the pit area found on the Claims. As well, two trenches were dug along strike from the pit area, chip sampled and analyzed using a sophisticated 30 element induced coupled plasma (ICP) analysis procedure. As a result of this work and having completed a thorough historical review of the Claims, Mr. Heard was able to delineate a three phase work program for the future exploration and viability testing of the Claims.

The preceding exploration programs carried out by Mr. Heard on their own are not indicative of a gold discovery. The examinations provided historical reference points which, in total, indicate that there are valid reasons to further explore the Claims. Although a limited program, the review of the property and its history indicate that the right indicators exist for the potential of a commercially viable mining operation. The preceding results and analysis indicate that a further program of exploration to follow the vein structures to depth and to attempt to determine possible tonnage of mineral values on the Claims is warranted.

Our Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the Bell 1-4 mineral claims to determine if there are commercially exploitable deposits of gold and silver. Mr. R.T. Heard, P. Eng., authored the “Geological Report On The Bell 1-4 Minerals Claims” (the “Report”), dated May 31, 2002 in which is recommended a three phase exploration program to properly evaluate the potential of the Claims. We must conduct exploration to determine what minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

We anticipate that Phase 1 of the recommended geological exploration program will cost $25,000 (CA $41,000), based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflection of local costs for the specified type of work.. We had $7,584 in cash reserves as of November 30, 2002. Accordingly, we will not be able to proceed with the exploration program without additional financing.

It is our intention to retain the services of Mr. Heard to complete the first phase of the work program prior to commencement of work on the Claims. It is our intention to carry out the work in late spring or early summer, 2003, predicated on completion of the offering described in this document. We will assess the results of this program upon receipt of Mr. Heard’s report. The cost estimates for this and other phases of the work program is based on Mr. Heard’s recommendations and reflect local costs for this type of work.

We do not claim to have any ores or reserves whatsoever at this time on our optioned Claims .

Phase 1 will begin by establishing a base line with 25-meter stations and cross lines run every 50 meters for 100 meters each side of the baseline. We will then geologically map the grid and conduct an electromagnetic survey over the grid with readings taken every 25 meters along the lines followed by rock and geochemical sampling of those areas determined by the geological and EM surveys. This will entail taking rock samples from the Claims to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of gold, silver and lead will be made. We will then compare the relative concentrations of gold, silver and lead in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance.

Where available, existing trenches, prospect pits and the like will be examined. If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we may then employ minor trenching of the areas. Trenches are generally 100 feet in length and 10 to 20 feet wide. These dimensions allow for a thorough examination of the surface of the vein structure types generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations. Once excavation of a trench is completed, samples are then taken and analyzed for economically valuable minerals that are known to have occurred in the area. Trench and rock samples as well as diamond drilled samples will be tested for traces of gold, silver, lead, copper, zinc, iron and other minerals; however, our primary focus is the search for gold and silver.

The Report calls for approximately 600 feet of diamond drilling in Phase 1 which is an essential component of exploration and aids in the delineation and definition of any deposits. The geophysical work gives a general understanding of the location and extent of mineralization at depths that are unreachable by surface excavations and provides a target for more extensive trenching and core drilling. We expect the costs of the geophysical work and the diamond drilling to be to be approximately $6,000 (CA $10,000) each. Trenching and other work done in previously recorded exploration programs will be the guide for the locations of the diamond drilling program.

These surveys may require up to one week for the base work and an additional two to three months for analysis and the preparation of a report on the work accomplished along with an evaluation of the work and will bear an estimated total cost of $25,000 (CA $41,000) based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard which is a reflection of local costs for the specified type of work. This cost is made up of wages and fees, grid materials (pickets, paint, flagging etc.), helicopter and EM survey costs, diamond drilling, geological and geochemical supplies, assaying, camp equipment and operation costs. It is our intention to carry the work out in late spring or early summer, 2003, predicated on completion of the offering described in this document.

If we are unable to sell any of the securities under this offering, we would be required to suspend operations of Sterling and liquidate our company. We have not entered into any arrangements with creditors for unpaid expenses incurred in undertaking this offering.

Phase 2 will not be carried out until the early Fall of 2003 or the late spring of 2004 and will be contingent upon favourable results from Phase 1 and any specific recommendations of Mr. Heard. It will be directed towards the continuation of the diamond drilling. The second phase may require up to two weeks work and will cost approximately $60,000 (CA $100,000) comprised of wages, fees and camp operations, diamond drilling assays and related. The cost estimate is based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflection of local costs for the specified type of work. A further three months may be required for analysis and the preparation of a report and evaluation on the work accomplished.

We have contemplated a third phase of exploration which would continue the diamond drill program if results from the phase 2 program remain positive. Cost of the third phase of exploration is estimated to be $75,000 (CA $100,000), based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflection of local costs for the specified type of work. and may take two weeks to complete during the late summer of 2004 or late spring, 2005 with an additional three months required to complete the analysis and the preparation of a report on the work accomplished along with an evaluation of the work and further recommendations. It is our intention to have Mr. Heard conduct all three phases of the exploration program.

Although it may appear that Phase II merely continues Phase I and Phase III merely continues Phase II, such is not entirely the case. The work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the Claims. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point. This is a standard procedure in the industry prior to the commitment of additional funding to move a project forward to the next phase of exploration and/or development.

Initially, we do not intend to interest other companies in the Claims if we find mineralized materials. We intend to try to explore the Claims ourselves through the first three phases of the planned work program. However, should the need arise we are open to the raising of sufficient capital to complete the work program by whatever means become available at that time. If that were to mean engaging in a working partnership to secure the required capital, we would likely do so if it were in the best interests of the project.

Competitive Factors

The gold mining industry is highly fragmented. We are competing with many other exploration companies looking for gold and silver. We are among the smallest exploration companies in existence and are an infinitely small participant in the gold mining business which is the foundation of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our Claims. Readily available gold and silver markets exist in Canada and around the world for the sale of gold and silver. Therefore, we will likely be able to sell any gold and silver that we are able to recover.

Regulations

Our mineral exploration program is subject to the Mineral Tenure Act (British Columbia) and Regulation. This act sets forth rules for:

*	locating claims;
*	posting claims;
*	working claims; and
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code (the “Code”) which tells us how and where we can explore for minerals. We must comply with these laws in order to operate our business. The purpose of the Code is to assist persons who wish to explore for minerals in British Columbia to understand the process whereby exploration activities are permitted and regulated. The Code establishes province wide standards for mineral exploration and development activities. The Code also manages and administers exploration and development activities to ensure maximum extraction with a minimum of environmental disturbance. The Code does not apply to certain exploration work we will be conducting; specifically, work that does not involve mechanical disturbance of the surface including:

*	prospecting using hand-held tools;
*	geological and geochemical surveying;
*	airborne geophysical surveying (e.g. EM surveys);
*	hand-trenching without the use of explosives; and
*	the establishment of grid lines that do not require the felling of trees.

Exploration activities that we intend to carry out which are subject to the provisions of the code are as follows:

*	drilling, trenching and excavating using machinery;
*	disturbance of the ground by mechanical means; and
*	blasting.

Compliance with these rules and regulations will require us to meet the minimum annual work requirements. Also, prior to proceeding with any exploration work subject to the Code we must apply for a notice of work permit. In this notice we will be required to set out the location, nature, extent and duration of the proposed exploration activities. This notice is submitted to the British Columbia Regional Office of the Mines Branch, Energy Division.

In order to explore for gold and silver on our Claims we must submit the plan contained in this prospectus for review and pay a fee of $90 (CA $150). We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued. The exploration permit is the only permit or license we will need to explore for gold and silver on our Claims.
At the date of this prospectus, no permit has been granted and we have not applied for any permits or approvals. Prior to the planned commencement of the Phase I work program,

application will be made for the required notice of work permit. The permit application process is largely an administrative act that does not involve a review of the merits of the application. It is generally completed within two weeks of application.

Compliance with these rules and regulations will not affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

*	health and safety;
*	archaeological sites; and
*	exploration access.

We are responsible to provide a safe working environment, to not disrupt archeological sites and to conduct our activities to prevent unnecessary damage to the Claims.

We anticipate no discharge of water into active streams, creeks, rivers, lakes or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and trenches will be recovered prior to abandonment of the Claims. No costs are anticipated in order to comply with any environmental laws. As the planned Phase I work program involves minimal disturbance of the environment at this early stage of the exploration, we do not anticipate facing any costs or expect to face problems complying with the environmental regulations. In addition, all of the equipment to be employed on the project will be in compliance with environmental standards used and accepted by the industry and all of the employees on the site will have significant experience in the outdoors and will be cognizant of their responsibilities to the environment.

We are in compliance with the foregoing act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our properties and Mr. R.T. Heard, to manage the exploration program as outlined in his Report. Our only technical employee will be Brian C. Doutaz, a senior officer and director. Mr. Heard is not a consultant to Sterling; rather he is the author of the Geological Report On The Bell 1-4 Mineral Claims, dated May 21, 2002. However, it is our intention to enter into agreement to retain the services of Mr. Heard prior to commencement of the work program outlined in Mr. Heard’s report.

At present, we have no employees, other than Messrs. Doutaz and Hutchison, our officers and directors. Messrs. Doutaz and Hutchison do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employees.

We intend to hire geologists, engineers and excavation subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is our intention to retain Mr. Heard as senior geological consultant. We do not intend to initiate negotiations or hire anyone until we receive proceeds from our offering.

Legal Proceedings

We are not involved in any pending legal proceeding.

Management’s Discussion And Analysis of Financial Condition and Results of Operations

We are a start-up, exploration stage company engaged in the search for gold and related minerals and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on our Claims. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in our company. We must raise cash in order to implement our project and stay in business.

In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise will be applied first to costs of this offering and then to exploration. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely and liquidate our company.

We are not going to buy or sell any plant or significant equipment. We do not expect a change in our number of employees.

Over the next twelve months, we intend to complete the first phase exploration stage of the operations on our optioned Claims. The Claims were obtained through an Option To Purchase And Royalty Agreement and Amendment thereof with Mayan Minerals Ltd. at no cost other than for minor office expenses in producing the Geological Report of R.T. Heard. Mr. Doutaz is acting as trustee under a Trust Agreement for the holding of the Claims. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia company. In order to comply with the law we would immediately have to incorporate a British Columbia wholly owned subsidiary company and obtain audited financial statements. We believe those costs would be a waste of our money at this time. In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary company and the title will be conveyed to that subsidiary. Should Angel Jade Mines Ltd. transfer title to another person and the deed is recorded before we record our documents, that other person will have superior rights and title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Angel Jade and Mayan Minerals Ltd. would be liable to us for monetary damages for breaching the terms of the agreement with us. To date we have not performed any work on the Claims.

If our initial exploration efforts are successful, we intend to proceed with longer term development of the Claims. We may acquire additional mining properties during the next twelve months if we are able to do so.

If we raise the maximum of $100,000 in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $100,000 we may have to raise additional financing or we may not be able to continue our proposed business operations.

In the event that a minimum of 50% of the planned offering is completed it is management’s intention to proceed with the completion of Phase I. If Phase I is successful and warrants further work on the Claims we would seek additional funding for Phase II through a public or private offering.

We do not expect to purchase or sell any plant or significant equipment. We intend to lease or rent any equipment such as a diamond drill machine, that we will need in order to carry out our exploration operations.

Phase 1 of our plan of operations involves examination of the Claims, electromagnetic surveys, geological and geochemical analysis and diamond drilling. Phase 1 may take up to 3 months in total, including preparation of a report on the work completed with further recommendations and cost about $25,000 (CA $41000) based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflection of local costs for the specified type of work. We have not commenced Phase I. We anticipate that the proceeds of this offering will be use to cover the costs of the first phase of the exploration plan.

Phase 2 will be directed towards a continuation of the diamond drilling. It is anticipated that some additional geological mapping, prospecting and some geochemical sampling will take place as the drilling progresses. The second phase may take up to three months to complete and will have an estimated cost of $60,000 (CA $100,000), again based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard and is a reflection of local costs for the specified type of work.

We have contemplated a third phase of exploration which would continue the diamond drill program if results from the phase 2 program remain positive. Cost of the third phase of exploration is estimated to be $75,000, also based on the Geological Report On The Bell 1-4 Mineral Claims by R.T. Heard, is a reflection of local costs for the specified type of work. and may require three to four months to complete.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise additional funds. If we can’t or don’t raise more money, we will cease operations and will not resume operations until such time as we are able to raise additional financing. If the results of any of the three phases are unsuccessful we will not proceed to the next stage of the exploration program nor would we seek to raise additional funds for further work on the Claims.

To summarize the preceding financial obligations, the Company must incur exploration expenditures on the Claims of a minimum of $25,000 (CA $41,000) by August 31, 2003 which expenditures are projected under Phase I to be completed in the summer of 2003 predicated on selling at least 1,000,000 shares of the Offering. As noted, if we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise additional funds. If we can’t or don’t raise more money, we will cease operations and liquidate our Company. If Phase I is not successful, we will terminate the option and have no further obligations under the Option Agreement.

The Option Agreement also calls for a payment to Mayan in the sum of $60,000 (CA $100,000) on January 01, 2004. If the results of Phase I are positive and a decision is made to proceed to Phase II, it will be necessary to seek additional funding to pay both the $60,000 (CA $100,000)

option payment and to complete the Phase II exploration program at a projected cost of $60,000 (CA $100,000). It is our intention to fund these requirements through additional equity offerings, private placements or loans. In the event we are not able to complete the required funding we will have to suspend operations and liquidate our Company. In any event, until the results of Phase I are known we are not in a position to know whether we will carry on with Phase II. Similarly, if the results of Phase II are unsuccessful, we will terminate the Option To Purchase And Royalty Agreement and will not be obligated to make any subsequent payments.

Finally, upon exercise of the Option, the Company is required to pay to Mayan, commencing January 1, 2005, the sum of $100,000 in Canadian funds per annum. These latter payments will either be generated through operations or through other financing methods such as private placements, loans, equity financings or the like.

We have limited cash reserves which as of November 30, 2002 totaled $7,584 (including a reserve for payables). Until we actually commence Phase I operations, our monthly cash requirements are minimal, however, current working capital cannot adequately satisfy our cash requirement for the next twelve months.

We cannot provide a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for gold and silver. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We will not move on to a subsequent phase of the exploration program until the phase we are working on is completed and the evaluation has been rendered. We will determine when that occurs.

We do not have any plans to take Sterling from Phase 3 exploration to revenue generation. This is because we have not yet found anything and it is impossible to project revenue from nothing.

We expect to start exploration operations in the late Spring or early Summer of 2003.

Limited Operating History; Need for Additional Capital

There is no historical financial information about Sterling upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must conduct further research and exploration of our properties before we commence production of any minerals we may find. We are seeking equity financing in order to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue or expand our operations. Equity financing could result in additional dilution to existing shareholders.

If our initial exploration efforts are successful, we intend to proceed with longer term exploration of the Claims. We may acquire additional mining properties during the next twelve months if we are able to do so.

If we raise the maximum of $100,000 in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $100,000 we may have to raise additional financing or we may not be able to continue our proposed business operations.

Results of Operations

From Inception on September 13, 2002

On May 31, 2002, we obtained an option (such option being amended under the Amendment To The Option To Purchase And Royalty Agreement on August 31, 2002) to acquire our first property and are commencing the research and exploration stage of our mining operations on that property at this time.

Since inception, we have used our common stock to raise money for our Claims acquisition, for corporate expenses and to repay outstanding indebtedness. Net cash provided by financing activities from inception on September 13, 2001 to November 30, 2002 was $34,000, as a result of proceeds received from sales of our common stock.

On May 31, 2002, our cash balance was $30,373. As of November 30, 2002, that amount had decreased to $7,887. During the period between May 31 and November 30, 2002,, $12,359 was used for general operations (legal, accounting, filing fees, administration and related), $600 represented rent contributed by an affiliate and $1,100 was for services contributed by an affiliate.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in September 2001 for cash consideration of $3,500 and as payment in lieu of $1,500 in cash for services rendered in organizing Sterling and negotiating an agreement.

We issued 2,500,000 shares of common stock through a Rule 504D offering in October, 2001 for cash consideration of $2,500.

We issued 2,800,000 shares of common stock through a Rule 504D offering in November, 2001 for cash consideration of $28,000.

As of November 30, 2002, our total assets were $17,887 and our total liabilities were $303.

As of November 30, 2002, our cash balance was $7,887. We plan on using those funds for ongoing operations and expenses associated with this Offering.

Management

Officers and Directors

Each of our directors is elected by the Stockholders to a term of one (1) year and serves until his or her successor is elected and qualified, or until he or she resigns or is removed from office.

Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and Directors are set forth below:

Name and Address	Age	Position(s)
Brian C. Doutaz 35 – 12880 Railway Ave. Richmond, B.C. Canada V7E 6G4	57	President, Chief Executive Officer (Principal Executive Officer) and a member of the Board of Directors
James M. Hutchison 4 - 19158 - 94 Avenue Surrey, B.C. Canada V3A 6L4	45	Secretary, Treasurer, Chief Financial Officer (Principal Financial Officer) and a member of the Board of Directors

The persons named above have held the office/position since inception of our company and are expected to hold his office/position until the next annual meeting of our stockholders. Mr. Doutaz will be spending approximately 15% of his time on the affairs of Sterling while Mr. Hutchison’s time will amount to less than 5% of his work week. None of the directors or officers has professional or technical accreditation in the mining business. All their experience and training has been developed in their capacities as officers, directors and supervisors of other companies involved in the mining and exploration industry. For this reason we will retain such technical experts as are required to provide professional and technical guidance.

Background of Officer and Director

Brian C. Doutaz, a director serving as President and Chief Executive Officer (Principal Executive Officer) is, and has been, a management and business consultant since 1980. He is President of Anina International Capital Corp., a private British Columbia company which is in the business of providing management and consulting services to start-up and exploration stage businesses and has been performing such services from 1993 to present. Mr. Doutaz also provides compliance services to publicly listed corporations in Canada and the United States and sits on the Boards of a number of public and private corporations. He has acted as senior officer and director of a number of publicly traded companies since 1970 and has gained an extensive knowledge of natural resource exploration ventures over the past 30 years.

*	Mr. Doutaz is currently, and has been since 1986, president and a director of Adda Resources Ltd., a mineral and petroleum exploration company which remains a reporting issuer in British Columbia and Alberta and which was formerly publicly traded on the TSX Venture Exchange (currently delisted);
*	On May 02, 2002, Mr. Doutaz became a director and secretary-treasurer of Blue Hawk Ventures, Inc., a Nevada based company which is engaged in mineral exploration in Manitoba, Canada and which, in March, 2002 filed a Form 10-SB registration statement with the Securities & Exchange Commission;
*	In July, 2002, Mr. Doutaz incorporated Paradigm Enterprises, Inc. which is engaged in mineral exploration in southeastern British Columbia, Canada in the state of Nevada and became its President and a director. They filed an SB-2 registration statement with the Securities & Exchange Commission in March, 2003;
*	Between March 1999 and April 2000 he served as a director and Treasurer of Kidstoysplus.com, Inc., an Internet retailer of children’s toys and products which is quoted on the OTC-BB;
*	From May, 1999 to October, 2001 Mr. Doutaz served as President and director of Reward Enterprises, Inc., an internet gaming operation, quoted on the OTC-BB;
*	Mr. Doutaz became a director of Talon Ventures, Inc. on September 06, 2001 a Nevada based privately held company engaged in mineral or petroleum exploration and development.

James M. Hutchison is Secretary, Treasurer and Chief Financial Officer (Principal Financial Officer) and a director of Sterling. Mr. Hutchison is President of Precision Injection Molding, Inc., a private British Columbia company which specializes in the injection moulding of thermoplastic components, parts and assemblies to specific and exacting requirements in conjunction with product design and development, which he started in 1997. He was a director of Adda Resources Ltd. from May, 1998 to May, 2001 which is involved in the mineral and petroleum exploration business and which formerly traded on the TSX Venture Exchange.

Conflicts of Interest

We believe that Brian C. Doutaz will be subject to conflicts of interest. The conflicts of interest arise from Mr. Doutaz's relationship with other public corporations. In the future, Mr. Doutaz will continue to be involved in the mining and petroleum businesses for other entities and such involvement could create conflicts of interest. At the present time, we do not foresee a direct conflict of interest because we do not intend to acquire any additional mining properties. The only conflict that we foresee is Mr. Doutaz's devotion of time to resource projects that do not involve us.

Specifically, Brian C. Doutaz is an officer and director of Adda Resources Ltd. (Managing Director), Paradigm Enterprises, Inc. (President and Managing Director), Blue Hawk Ventures, Inc. (Secretary-Treasurer) and Talon Ventures, Inc. (President and Managing Director). For each company he has been responsible for the selection of potential properties and projects and the subsequent negotiating of acquisition agreements and related matters. Additionally, Mr. Doutaz manages the day to day affairs of each company and has been active in seeking out public financing for Adda’s, Paradigm’s, Blue Hawk’s and Talon’s projects. Through these companies Mr. Doutaz has worked on projects in North America (mining in Canada and petroleum exploration in Canada and the United states) and internationally (mining in Costa Rica and petroleum exploration in Tunisia and Venezuela). These are potential conflict of interests because Mr. Doutaz devotes approximately 15% of his professional time to each of Sterling and Paradigm and 10% to each of Adda, Blue Hawk and Talon which he could otherwise devote to us and because those companies are engaged in resource exploration, similar to us. Presently, none of the foregoing operate mines or receive royalties from properties operated by others.

In the future, such corporations could begin operating mines and/or we and other companies of which Mr. Doutaz is also, or may become, a member of the board of directors may participate in the same properties. Mr. Doutaz could be presented mining or other exploration opportunities which would force him to determine which company to offer the project to and from where to seek the appropriate funding. As a result there may be situations which involve a conflict of interest. Mr. Doutaz will attempt to avoid dealing with such other companies in such situations where conflict might arise and will also disclose all such conflicts in accordance with common law and will govern himself in respect thereof to the best of his abilities in accordance with the obligations imposed upon him in law. In any event, at the least it would be incumbent upon Mr. Doutaz to notify the other boards of directors of his conflict of interest and to refrain from voting on the acceptability or acquisition of the project in question.

Employees

We have no significant employees.

Family Relationships

There are no family relationships among directors or officers.

Involvement In Certain Legal Proceedings

During the past five years, none of our officers, directors, promoters or control persons have had any of the following events occur:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgement or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and
4.	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended or vacated.

Executive Compensation

Messrs. Doutaz and Hutchison, our officers and directors, have received no compensation for their time or services rendered to Sterling and there are no plans to compensate them in the near future, unless and until we begin to realize revenues and become profitable in our business operations.

Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs and freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Long-Tem Incentive Plans

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

The members of the Board of Directors are not compensated by us for acting as such.

Indemnification

Pursuant to the Articles of Incorporation and Bylaws of Sterling, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Principal Stockholders

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be assuming completion of the sale of all shares in this offering, which we can't guarantee. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Of Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering	Percentage of Ownership After Offering
Brian C. Doutaz 35, 12880 Railway Ave. Richmond, B.C. V7E 6G4	5,000,000	5,000,000	40.65%
James M. Hutchison 4 - 19158 - 94 Avenue Surrey, B.C. V3A 6L4	0	0	0.00%
All Officers and Directors as a Group	5,000,000	5,000,000	40.65%

[ 1 ]	The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Messrs. Doutaz and Hutchison are the only "promoters" of our company.

Future Sales by Existing Stockholders

As of the date of this Prospectus, there are a total of 12 Stockholders of record holding shares of Sterling’s common stock. A total of 10,300,000 shares of common stock were issued to the existing Stockholders, all of which are "restricted securities", as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering. See “Dilution of the Price You Pay for Your Shares”.

Description of Securities

Common Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 86% of our outstanding shares. See "Principal Stockholders."

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

After we complete this offering, we will be subject to certain reporting requirements and will furnish annual financial reports to you certified by our independent accountants, and may, in our discretion, furnish unaudited quarterly financial reports.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119; telephone (702) 361-3033.

Certain Transactions

In September 2001 we issued a total of 5,000,000 shares of restricted common stock to Brian C. Doutaz, the senior officer and director of our company. The fair market value of the shares, $5,000, was paid in cash ($3,500) and in lieu of a cash payment ($1,500) for services rendered in organizing Sterling and negotiating an agreement.

On May 31, 2002, we entered into an Trust Agreement between Sterling and Brian C. Doutaz, President of Sterling whereby Mr. Doutaz is acting as Trustee to hold the Bell 1-4 Mineral Claims on behalf of Sterling so as to avoid having Sterling pay additional fees and establish a subsidiary at this early stage of our corporate development. The terms of the Agreement are as follows:

1.	the Trustee is willing and legally capable of acting as a trustee for Sterling to hold the mineral claims on behalf of Sterling until such time as the initial three phase exploration program is completed and Sterling is properly able to evaluate the merits of owning the claims in its own name or that of a subsidiary;
2.	the Agreement will terminate on:
	(a)	January 01, 2006, unless on or before that date, Sterling terminates in writing the Option To Purchase And Royalty Agreement
	(b)	the date on which Sterling incorporates a British Columbia subsidiary to hold Sterling’s interest in the Claims and transfers such interest to the subsidiary.

Litigation

We are not a party to any pending litigation and none is contemplated or threatened.

Experts

Our financial statements for the period from inception to November 30, 2002, included in this prospectus have been audited by Cordovano & Harvey, P.C., Independent Certified Public Accountants, 201 Steele St., Suite 300, Denver, Colorado 80206-5221, as set forth in their report included in this prospectus.

The Geological Report On The Bell 1-4 Mineral Claims dated May 31, 2002 included in this prospectus, was authored by R. T. Heard, P. Eng., 10881 Sunshine Coast Highway, Halfmoon Bay, B.C. V0N 1Y2.

The legal opinion rendered by Woodburn and Wedge, Attorneys and Counselors At Law, 6100 Neil Road, Suite 500, Reno, Nevada, 89511-1149 regarding the Common Stock of Sterling Group Ventures, Inc. Registered on Form SB-2 as filed on July 26, 2002 is as set forth in their opinion letter included in this prospectus.

Interest of Named Experts

No named experts or counsel referred to in the prospectus have any interest in Sterling Group Ventures, Inc. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Sterling or was a promoter, underwriter, voting trustee, director, officer or employee of or for Sterling. An “expert” is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. “Counsel” is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities.

Legal Matters

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 acted as incorporator for our company. Brian McDonald, Attorney at Law, 5781 Cranley Drive, West Vancouver, B.C. V7W 1T1, telephone (604) 925-3099 is acting on behalf of Sterling on registration statements. Clark Wilson, Barristers and Solicitors (Bernard I. Pinsky), 885 West Georgia Street, Suite 885, Vancouver, B.C. V6C 3H1, telephone (604) 687-5700 has acted as corporate counsel and Woodburn and Wedge, Attorneys and Counselors at Law, 6100 Neil Road, Suite 500, Reno, Nevada 89511-1149 telephone, (775) 688-3000, have acted as special Nevada counsel to our company.

Financial Statements

Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis, which statements will be prepared by an Independent Certified Public Accountant.

Our audited financial statements from inception to November 30, 2002 immediately follow.

STERLING GROUP VENTURES, INC.

Financial Statements

November 30, 2002

(With Report of Independent Auditors Thereon)

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Index to Financial Statements

Page

Report of Independent Auditors	F-2

Balance Sheets at November 30, 2002 and May 31, 2002	F-3

Statement of Operations for the six months ended November 30, 2002, the period from September 13, 2001(date of inception) through May 31, 2002 and the period from September 13, 2001(date of inception) through
November 30, 2002	F-4

Statement of Changes in Shareholders' Equity for the period from
September 13, 2001(date of inception) through November 30, 2002	F-5

Statement of Cash Flows for the six months ended November 30, 2002, the period from September 13, 2001(date of inception) through May 31, 2002 and the period from September 13, 2001(date of inception) through
November 30, 2002	F-6

Notes to Financial Statements	F-7

See accompanying notes to financial statements

Report of Independent Auditors

The Board of Directors and Shareholders
Sterling Group Ventures, Inc.:

We have audited the accompanying balance sheets of Sterling Group Ventures, Inc. as of November 30, 2002 and May 31, 2002, and the related statements of operations, shareholders’ equity, and cash flows for the six months ended November 30, 2002, the period from September 13, 2001 (inception) through May 31, 2002, and from September 13, 2001 (inception) through November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sterling Group Ventures, Inc. as of November 30, 2002 and May 31, 2002, and the results of its operations and its cash flows for the six months ended November 30, 2002, the period from September 13, 2001 (inception) through May 31, 2002, and from September 13, 2001 (inception) through November 30, 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating loss raises substantial doubt about the ability to continue as a going concern. Management’s plan in regard to this matter is also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cordovano and Harvey, P.C.
Denver, Colorado
January 30, 2003

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Balance Sheets

	November 30,	May 31,
	2002	2002

Cash	$7,887	$30,373
Deferred offering costs (Note 1)	10,000	—

Total assets	$17,887	$30,373

Liabilities and Shareholders' Equity

Liabilities:
Accounts payable and accrued expenses	$303	$2,130

Total liabilities	303	2,130

Commitment and contingency (Note 5)	—	—

Shareholders’ equity (Note 3):
Common stock, $.001 par value; authorized 500,000,000 shares,
issued and outstanding 10,300,000 and 10,300,000 shares	10,300	10,300
Additional paid-in capital	27,700	26,000
Deficit accumulated during the development stage	(20,416)	(8,057)

Total shareholders' equity	17,584	28,243

	$17,887	$30,373

See accompanying notes to financial statements

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Statements of Operations

		September 13,	September 13,
	Six Months	2001 (inception)	2001 (inception)
	Ended	through	through
	November 30,	May 31,	November 30,
	2002	2002	2002
Costs and expenses:
General and administrative	$10,659	$5,079	$15,738
Rent contributed by affiliate (Note 2)	600	800	1,400
Services contributed by affiliate (Note 2)	1,100	—	1,100
Office expense, related party (Note 2)	—	678	678
Stock-based compensation (Notes 2&5):
Organization expenses	—	1,500	1,500

	12,359	8,057	20,416

Loss before income taxes	(12,359)	(8,057)	(20,416)

Income tax provision (Note 4)	—	—	—

Net loss	$(12,359)	$(8,057)	$(20,416)

Per share data:
Basic and diluted net loss per share	$(0.00)	$(0.00)

Weighted average common shares outstanding	10,300,000	4,640,000

See accompanying notes to financial statements

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Statement of Changes in Shareholders' Equity

Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Par Value			
Balance at September 13, 2001 (date of inception)	—	$ —	$ —	$ —	$ —
September 2001, issuance of common stock to Founder ($.001 per share) in exchange for organizing the Company (Note 2)	1,500,000	1,500	—	—	1,500
October 2001, sale of common stock to Founder ($.001 per share)	3,500,000	3,500	—	—	3,500
October 2001, sale of common stock pursuant to private offering memorandum ($.001 per share) (Note 5)	2,500,000	2,500	—	—	2,500
November 2001, sale of common stock pursuant to private offering memorandum ($.01 per share) (Note 5)	2,800,000	2,800	25,200	—	28,000
Value of rent contributed by an affiliate (Note 2)	—	—	800	—	800
Net loss for the period	—	—	—	(20,416)	(20,416)
Balance at May 31, 2002	10,300,000	10,300	26,000	(20,416)	15,884
Net loss for the period	—	—	—	—	—
Value of rent contributed by an affiliate (Note 2)	—	—	600	—	600
Value of services contributed by an affiliate (Note 2)	—	—	1,100	—	1,100
Balance at November 30, 2002	10,300,000	$ 10,300	$ 27,700	$ (20,416)	$ 17,584

See accompanying notes to financial statements

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Statement of Cash Flows

		September 13,	September 13,
	Six Months	2001 (inception)	2001 (inception)
	Ended	through	through
	November 30,	May 31,	November 30,
	2002	2002	2002
Cash flows from operating activities:
Net loss	$(12,359)	$(8,057)	$(20,416)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Stock issued in exchange for services and the
payment of expenses on behalf of the
Company (Note 2)	—	1,500	1,500
Value of office space and services contributed
by related parties (Note 2)	1,700	800	2,500
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(1,827)	2,130	303

Net cash used in
operating activities	(12,486)	(3,627)	(16,113)

Cash flows from financing activities:
Proceeds from the sale of common stock	—	34,000	34,000
Offering costs deferred	(10,000)	—	(10,000)

Net cash provided by
financing activities	(10,000)	34,000	24,000

Net change in cash	(22,486)	30,373	7,887

Cash, beginning of period	30,373	—	—

Cash, end of period	$7,887	$30,373	$7,887

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$—	$—	$—

Interest	$—	$—	$—

See accompanying notes to financial statements

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

(1)      Summary of Significant Accounting Policies

Organization and Basis of Presentation

Sterling Group Ventures, Inc. (the “Company”) was incorporated in the state of Nevada on September 13, 2001 to engage in the acquisition, exploration and development of natural resource properties of merit. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The Company’s significant operating loss raises substantial doubt about the ability to continue as a going concern. Inherent in the Company’s business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the historical success rate of mineral exploration. Management’s plan is to acquire right, title and interest in certain mining claims situated in the Omineca Mining District in the Province of British Columbia. Once the rights are acquired, the Company plans to explore for minerals.

The Company’s future success will be dependent upon its ability to raise sufficient capital to fund its exploration program and, if minerals are discovered, to mine the discovery on a timely and cost-effective basis.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents at November 30, 2002.

Offering Costs

The Company defers offering costs, such as legal, accounting and printing costs, until such time as the offering is completed. At that time, the Company offsets the offering costs against the proceeds from the offering. If an offering is unsuccessful, the costs are charged to operations.

Earnings (loss) per Common Share

Basic net income per share is computed by dividing the net income available to common shareholders (the numerator) for the period by the weighted average number of common shares outstanding (the denominator) during the period. The computation of diluted earnings is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

At November 30, 2002, there was no variance between basic and diluted loss per share as there were no potentially dilutive common shares outstanding.

The weighted average number of shares outstanding was computed using the rules of the Securities and Exchange Commission. Such rules require that any stock sold at a nominal value, as compared to the Public Offering, should be considered outstanding for all periods presented.

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Financial Instruments

At November 30, 2002, the fair value of the Company’s financial instruments approximate their carrying value based on their terms and interest rates.

Stock based Compensation

The Company accounts for stock-based compensation arrangements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board (”APB”) Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(2)      Related Party Transactions

An affiliate contributed office space to the Company at no charge for the period from October 1, 2001 through November 30, 2002. The use of such office space was valued in the accompanying financial statements based on rates for similar space in the local area.

An Officer organized the Company, raised the initial seed capital and negotiated an agreement in exchange for 1,500,000 shares of the Company’s common stock. The transaction was valued based on the costs for such services in the local area.

On May 17, 2002, the Company and its president entered into a trust agreement whereby the president of the Company will hold the Mineral Claims (See Note 5) on behalf of the Company until the initial exploration program is completed.

The Company reimbursed an affiliate $678 for office expenses used during the period from September 13, 2001 through May 31, 2002.

(3)      Shareholders’ Equity

During October 2001, the Company offered for sale up to 10,000,000 shares at of its $.001 par value common stock at a price of US $0.001 per share. The Company closed the offering after selling 2,500,000 shares for gross proceeds of $2,500.

During November 2001, the Company offered for sale up to 3,000,000 shares at of its $.001 par value common stock at a price of US $0.01 per share. The Company closed the offering after selling 2,800,000 shares for gross proceeds of $28,000.

Each offering was made in reliance on an exemption from registration of a trade in the United States under the Securities Act of 1933, as amended, and in the Province of British Columbia under Section 61 of the Securities Act (British Columbia) pursuant to the exemption contained in Sections 128 (a), (b) and (h) of the Rules to the B.C. Act.

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

(4)      Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company's assets and liabilities and unused net operating loss carryforwards. A valuation allowance for net deferred taxes is provided unless realizability is judged by management to be more likely than not. The effect on deferred taxes from a change in tax rates is recognized in income in the period that includes the enactment date.

A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the six months ended November 30, 2002 and the period from September 13, 2001 (inception) through May 31, 2002:

	November 30,	May 31,
	2002	2002

U.S. statutory federal rate	15.00%	15.00%
Non-U.S	0.00%	0.00%
Contributed rent and services	-2.03%	-1.49%
Net operating loss for which no tax
benefit is currently available	-12.97%	-13.51%

	0.00%	0.00%

At November 30, 2002, the Company has a net operating loss carryforward for federal income tax purposes of approximately $17,916, which was fully allowed for in the valuation allowance of $17,916. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for six months ended November 30, 2002 was $16,827.

At May 31, 2002, the Company has a net operating loss carryforward for federal income tax purposes of approximately $1,089, which was fully allowed for in the valuation allowance of $1,089. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for period from September 13, 2001 (inception) through May 31, 2002 was $1,089. Because of various stock transactions during the period from September 13, 2001 (inception) through May 31, 2002, management believes the Company may have undergone an “ownership change” as defined by Section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in the accompanying financial statements. The net operating loss carryforward will expire in 2022.

(5)      Commitment and Contingency

On May 17, 2002, the Company and Mayan Minerals Ltd., a British Columbia corporation, (Mayan), entered into an Option to Purchase and Royalty Agreement (the “Option Agreement”) which was amended on August 30, 2002. A Trust Agreement and Amendment thereof between Sterling and Mr. Doutaz was established to avoid having to pay additional fees and establish a subsidiary at this early stage of our corporate development. The Trust Agreement was amended on September 20, 2002. Under the terms of the Option Agreement, Mayan granted to the Company the sole and exclusive right and option to acquire an undivided 100 percent of the right, title and interest of Mayan in the Bell 1-4 Mineral Claims, subject to Mayan receiving annual payments and a royalty, in accordance with the terms of the Agreement, as follows:

The Company must incur exploration expenditures on the Claims of a minimum of $41,000 in Canadian funds by August 31, 2003;

STERLING GROUP VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

The Company must pay Mayan $100,000 in Canadian funds by January 1, 2004;

The Company must incur exploration expenditures on the Claims of a further $100,000 in Canadian funds (for aggregate minimum exploration expenses of $141,000 in Canadian funds) by August 31, 2004; and

Upon exercise of the Option, the Company is required to pay to Mayan, commencing January 1, 2005, the sum of $100,000 in Canadian funds per annum.

At November 30, 2002, the exchange rate was approximately $1.63881(Canadian) to $1.00 (US.)

Part II. Information Not Required In Prospectus

Item 24. Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of Sterling, filed as Exhibit 3.1 to the Registration Statement;
2.	Article IX of the Bylaws of Sterling, filed as Exhibit 3.2 to the Registration Statement; and
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Sterling responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the offering (whether or not all shares are sold), all of which are to be paid by the registrant, are as follows:

Accounting Fees and Expenses	$2,000.00
Legal Fees and Expenses	5,000.00
Transfer Agent Fees	1,000.00
SEC Registration Fee	100.00
Printing Expenses	200.00
Blue Sky Fees/Expenses	5,000.00
Miscellaneous Expenses	1,700.00
TOTAL	$15,000.00

Item 26. Recent Sales of Unregistered Securities

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Brian C. Doutaz 35 – 12880 Railway Avenue Richmond, B. C. V7E 6G4	9/28/01	5,000,000	$3,500 cash and $1,500 in services rendered

We issued the foregoing restricted shares of common stock to Mr. Doutaz pursuant to Section 4(2) of the Securities Act of 1933. Mr. Doutaz is a sophisticated investor, is an officer and director of Sterling, and was in possession of all material information relating to Sterling. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

Name and Address	Date	Shares	Consideration
618951 B.C. Ltd. 433 West Richards Street, Nelson, B.C. V3L 3K3	10/08/01	500,000	$5,000 Cash
Kimberley Cooper 16580 – 78A Ave. Surrey, B.C. V3S 7V3	11/13/01	500,000	$500 Cash
Ian Jackson 9 – 15151 Buena Vista Ave. White Rock, B.C. V4B 1Y2	10/08/01	500,000	$500 Cash
Ryan Williams 8796 Squilax Anglemont, Chase, B.C.	10/04/01	500,000	$500 Cash
Sylco Investments Ltd. 2100 – 1111 West Georgia Street, Vancouver, B.C. V6E 4M3	10/15/01	500,000	$500 Cash
Sylvia Williams 12636-57A Ave. Vancouver, B.C. V3X 3H6	10/28/01	500,000	$500 Cash
Colin T. McGlinn Box 24140, APO, Richmond, B.C. V7B 1Y3	11/05/01	500,000	$5,000 Cash
Diane McGlinn 4 – 6250 – 48A Avenue, Delta, B.C. V4K 4W2	11/05/01	500,000	$5,000 Cash
HO Argus Ecological Ltd. 5000 Miller Road, Richmond, B.C. V7B 1Y3	11/12/01	500,000	$5,000 Cash
Creative Pro-Grams Holdings Ltd. 5148 Ruby Street, Vancouver, B.C. V5R 4J6	11/11/01	500,000	$5,000 Cash
G. Olsen Wood 216 – 8511 Westminster Hwy., Richmond, B.C. V6X 3H7	11/06/01	500,000	$5,000 Cash

We issued the foregoing restricted shares of common stock to the named individuals pursuant to Section 504D of the Securities Act of 1933. None of the above are deemed to be accredited investors and each was in possession of all material information relating to Sterling. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

Item 27. Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Woodburn & Wedge regarding the legality of the Securities being registered.

10.1 *	Geological Report On The Bell 1-4 Mineral Claims.
10.3*	Option To Purchase And Royalty Agreement
10.4*	Trust Agreement.
10.5**	Amendment to Option To Purchase And Royalty Agreement
10.6**	Amendment to Trust Agreement
23.1	Consent of Cordovano & Harvey, P.C., Certified Public Accountants
23.2*	Consent of R. T. Heard, P. Eng.
23.3***	Consent of Mayan Minerals Ltd.
99.1**	Subscription Agreement.

*	Incorporated by reference to SB-2 Registration Statement filed on July 24, 2002
**	Incorporated by reference to SB-2A Registration Statement filed on September 30, 2002
***	Incorporated by reference to SB-2A Registration Statement filed on December 19, 2002

Item 28. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
	b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2A Registration Statement and has duly caused this Form SB-2A Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 11th day of April, 2003.

Sterling Group Ventures, Inc.

BY: /s/ Brian C. Doutaz

Brian C. Doutaz, President

Know all men by these present, that each person whose signature appears below constitutes and appoints Brian C. Doutaz, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2A Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Brian C. Doutaz	President, Chief Executive Officer (Principal Executive Officer) and a member of the Board of Directors	April 11, 2003
Brian C. Doutaz
/s/ James M. Hutchison	Treasurer, Secretary, Chief Financial Officer (Principal Financial and Accounting Officer) and a member of the Board of Directors	April 11, 2003
James M. Hutchison

Exhibit 3.1 *
            Articles of Incorporation

Exhibit 3.2 *
            Bylaws

Exhibit 4.1 *
            Specimen Stock Certificate

Exhibit 5.1 *
            Opinion of Woodburn and Wedge regarding the legality of the Securities being registered

Exhibit 10.1 *
            Geological Report On The Bell 1-4 Mineral Claims

Exhibit 10.3 *
            Option To Purchase And Royalty Agreement

Exhibit 10.4 *
            Trust Agreement

Exhibit 10.5 **
            Amendment to Option To Purchase And Royalty Agreement

Exhibit 10.6 **
            Amendment to Trust Agreement

Exhibit 23.1
            Consent of Cordovano & Harvey, P.C., Certified Public Accountants

Exhibit 23.2 *
            Consent of R. T. Heard, P. Eng

Exhibit 23.2 ***
            Consent of Angel Jade Mines Ltd.

Exhibit 99.1 **
            Subscription Agreement

*	Incorporated by reference to SB-2 Registration Statement filed on July 24, 2002
**	Incorporated by reference to SB-2A Registration Statement filed on September 30, 2002
***	Incorporated by reference to SB-2A Registration Statement filed on December 19, 2002